Exhibit 99.1

             GLOBAL PAYMENTS BOARD APPROVES SHARE REPURCHASE PROGRAM

    ATLANTA, April 5 /PRNewswire-FirstCall/ -- Global Payments Inc.
(NYSE: GPN) announced today that the company's Board of Directors has approved a share repurchase program that authorizes the purchase of up to $100 million of Global Payments' stock. Under this new authorization, Global Payments may repurchase shares in the open market or as otherwise may be determined by the company, subject to market conditions, business opportunities, and other factors. The company has no obligation to repurchase shares under this program and currently intends to use this authorization as a means of offsetting dilution from the issuance of shares under employee benefit plans. This authorization has no expiration date and may be suspended or terminated at any time. Repurchased shares will be retired, but will be available for future issuance.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20010221/ATW031LOGO )

    Chairman, President and CEO, Paul R. Garcia, stated, "Global Payments has a business model that generates strong, recurring levels of cash flow. In our plan to deliver long-term value for our shareholders, we continue to believe that our best use of cash is to complete strategic acquisitions and make planned capital investments in our company. In addition, this share-repurchase authorization and our existing dividend program allow us the ability to return a portion of our cash flow to our investors."

    Global Payments Inc. (NYSE: GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America, Europe and the Asia-Pacific region. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the U.S. and Europe to destinations in Latin America, Morocco and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

    This announcement may contain forward-looking statements pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve risks and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, continued certification by credit card associations, the ability to consummate and integrate acquisitions, and other risks detailed in the Company's SEC filings, including the most recently filed Form 10-Q or Form 10K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

    Contact: Jane M. Elliott
    770-829-8234 Voice
    770-829-8267 Fax
    investor.relations@globalpay.com

SOURCE  Global Payments Inc.
    -0-                             04/05/2007
    /CONTACT: Jane M. Elliott of Global Payments Inc., +1-770-829-8234, investor.relations@globalpay.com/
    /Photo:  Newscom:  http://www.newscom.com/cgi-bin/prnh/20010221/ATW031LOGO
               AP Archive:  http://photoarchive.ap.org
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    /Web site:  http://www.globalpaymentsinc.com/
    (GPN)